ADDENDUM TO WARRANT TO PURCHSE COMMON STOCK

This Addendum to Warrant to Purchase Common Stock is entered into as of the 11th day of May 2004 by and between USA Technologies, Inc., a Pennsylvania corporation ("USA") and La Jolla Cove Investors, Inc., a California corporation ("LJCI")

WHEREAS, LJCI and USA are parties to that certain Warrant to Purchase Common Stock dated as of August 2, 2001 ("Conversion Warrant"; and

WHEREAS, the parties desire to amend the Conversion Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and convenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, USA and LJCI agree as follows:

1. All terms used herein shall have the definitions set forth in the Conversion Warrant.

2. USA shall deliver to LJCI by DWAC on or before May 14, 2004, the remaining 12,510,000 Warrant Shares that LJCI is entitled to under the Conversion Warrant for the sum of $1,125,908 (which represents an Exercise Price of $0.0908 on the 12,510,000 Warrant Shares hereunder and the 1,000,000 Warrant Shares received from the May 4, 2004 conversion Warrant exercise). The Warrant Shares shall be delivered by USA to LJCI in three tranches of 4,170,000 shares each. Upon confirmation that each tranche of 4,170,000 Warrant Shares has been received, LJCI shall immediately wire USA the sum of $375,303 for each tranche.

3. The selling restrictions contained in the Addendum to Warrant to Purchase Common Stock dated April 21, 2004 shall remain in full force and effect.

4. Except as specifically amended herein, all other terms and conditions of the Conversion Warrant shall remain in full force and effect.

IN WITNESS WHEREOF, USA and LJCI have caused this Addendum to Warrant to Purchase Common Stock to be signed by its duly authorized officers on the date first set forth above.

USA Technologies, Inc.                  La Jolla Cove Investors, Inc.

By:  /s/George R. Jensen                By:   /s/Travis W. Huff
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Name: George R. Jensen                  Name: Travis Huff
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Title: Chairman & CEO                   Title: Portfolio Mgr
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